Exhibit 99.1


[STRATEGIC HOTEL CAPITAL LOGO]


COMPANY CONTACT:                    AT FINANCIAL RELATIONS BOARD:
----------------                    -----------------------------
James Mead                          Georganne Palffy
Chief Financial Officer             General Information
(312) 658-5000                      (312) 640-6768



THURSDAY, AUGUST 11, 2005


                     STRATEGIC HOTEL CAPITAL, INC. ANNOUNCES
                     PRICING OF COMMON STOCK PUBLIC OFFERING


Chicago, IL -August 11, 2005 - Strategic Hotel Capital, Inc. (NYSE: SLH) today announced that it had priced its previously announced underwritten public offering of 11,100,000 shares of its common stock at $17.95 per share. The underwriters have been granted a 30-day option to purchase up to an additional 1,665,000 shares to cover overallotments, if any. The gross proceeds of the offering are expected to be $199,245,000. The company intends to use the net proceeds to pay down debt and to finance the acquisition of the Fairmont Chicago hotel. The company expects that the offering will be completed on August 16, 2005, subject to customary closing conditions.

Deutsche Bank Securities is acting as sole book-running manager, with Goldman, Sachs & Co. as joint lead manager and Banc of America Securities LLC, Credit Suisse First Boston, Wachovia Securities, and Raymond James acting as co-managers.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state. Copies of the final prospectus supplement and the accompanying prospectus may be obtained from the offices of Deutsche Bank Securities, New York, NY, Attention: Syndicate Department, or from the offices of any of the other managing underwriters identified above.

About the Company

Strategic Hotel Capital, Inc. is a real estate investment trust (REIT) which owns and asset manages high-end hotels and resorts. The company has ownership interests in 17 properties with an aggregate of 7,640 rooms.